Issuer Free Writing Prospectus Filed Pursuant to Rule 433 Registration No. 333-264219 May 4, 2022 Developing New Drugs for Underserved Gut- Brain Axis Disorders May 4, 2022

Forward-Looking Statement This presentation contains forward-looking statements about Intrinsic Medicine, Inc. (“we,” “Intrinsic” or the “Company”). All statements other than statements of historical facts contained in this presentation are forward-looking statements, including statements about our financial position, strategy, our expectations regarding the timing and achievement of our product candidates’ development activities, ongoing preclinical studies and planned clinical trials, plans and expectations for future operations and the proposed offering and anticipated use of the net proceeds from the offering. These forward-looking statements are subject to a number of risks, uncertainties and assumptions, including, but not limited to: our limited operating history; net losses; our expectation that we will incur net losses for the foreseeable future, and that we may never be profitable; our need for additional funding and related risks for our business, product development programs and future commercialization activities; the timing and success of clinical trials we conduct; the ability to obtain and maintain regulatory approval of our product candidates; the ability to commercialize our product candidates; our ability to compete in the marketplace; risks regarding our license agreement; our ability to obtain and maintain intellectual property protection for our product candidates; and our ability to manage our growth. We operate in a very competitive and rapidly changing environment. New risks emerge from time to time. It is not possible for our management to predict all risks, nor can we assess the impact of all factors on our business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements we may make. In light of these risks, uncertainties and assumptions, the forward-looking events and circumstances discussed in this presentation may not occur and actual results could differ materially and adversely from those anticipated or implied in the forward-looking statements. Except as required by law, neither we nor any other person assumes responsibility for the accuracy and completeness of the forward-looking statements. We undertake no obligation to update publicly any forward-looking statements for any reason after the date of this presentation to conform these statements to actual results or to changes in our expectations. Certain information contained in this presentation and statements made orally during this presentation relate to or are based on studies, publications, surveys and other data obtained from third-party sources and Intrinsic’s own internal estimates and research. While Intrinsic believes these third-party studies, publications, surveys and other data to be reliable as of the date of this presentation, it has not independently verified, and makes no representations as to the adequacy, fairness, accuracy or completeness of, any information obtained from third- party sources. In addition, no independent source has evaluated the reasonableness or accuracy of Intrinsic’s internal estimates or research and no reliance should be made on any information or statements made in this presentation relating to or based on such internal estimates and research. This presentation discusses product candidates that are under clinical study and which have not yet been approved for marketing by the U.S. Food and Drug Administration. No representation is made as to the safety or effectiveness of these product candidates for the uses for which they are being studied. Any offering of securities will only be made by means of a registration statement (including a prospectus, filed with the U.S Securities and Exchange Commission (“SEC”), after such registration statement becomes effective. No such registration statement has become effective, as of the date of this presentation. This presentation shall not constitute an offer to sell or the solicitation of an offer to buy these securities, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction. We have filed a registration statement (including a prospectus) on Form S-1 (File No. 333-264219) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents we have filed with the SEC for more complete information about Intrinsic and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by contacting Adam Cavise at acavise@spartancapital.com or 917-566-7258, or Stephen Faucetta at sfaucetta@spartancapital.com or 516-413- 5210. 2

Offering Issuer Intrinsic Medicine, Inc. Exchange/Ticker Nasdaq “INRX” Base Offering Size $25.0 million (100% Primary) Over-Allotment Option 15% (100% Primary) Price Range (per share) $5.00-$7.00 per share Underwriters Spartan and Revere Use of Proceeds • Advance the development of OM002, including initiating our planned Phase 2 clinical trial in patients with IBS-C in Australia and expanding this clinical trial under an IND in the United States upon completion of our below-referenced confirmatory, IND-enabling toxicology study; • Complete our planned confirmatory, IND-enabling toxicology study to support our IND filing for OM002; • And the remainder for clinical development of our drug candidates and other research and development activities, working capital and other general corporate purposes, including the additional costs associated with being a public company 3

Parkinson’s Anxiety - Autism Depression WHY? Gut-Brain Axis (GBA) Disorders Have Broad Impact • GI Issues, Anxiety, Depression, Pain, Autism, Parkinson’s Chronic • We believe most people will be Pain Idiopathic affected within their lifetime Constipation • GBA disorders are complex, limiting treatment approaches Irritable Bowel Syndrome 4 Figure adapted from Agirman, G. and Hsiao, E. SnapShot: The microbiota-gut-brain axis. Cell 184, April 29, 2021. https://doi.org/10.1016/j.cell.2021.03.022

Pioneering Differentiated GBA Drugs Market Leadership Potential Candidate selection driven by market • OM002 could redefine need insights and scientific evidence the standard of care for Irritable Bowel Syndrome (IBS) Prioritized by potential for initial clinical studies directly in patients • We believe our advantages are reproducible across the Each candidate has a potentially development and research differentiated profile with multiple pipeline first-line treatment opportunities 5

KEY INVESTMENT HIGHLIGHTS Creating Value with Several Significant, Near-term Milestones Experienced management team and medical & scientific advisory boards Lead program, OM002, is Phase 2b-ready for IBS, informed by open-label efficacy, safety, and tolerability data supporting potential to redefine the standard of care Pipeline of synthetic biology produced Human-identical Milk Oligosaccharides (HiMOs) drug candidates Evaluating research-stage library of future lead candidates Strong intellectual property portfolio: 3 issued patents in the US, granted EU and Canadian patents as well as over 20 pending patent applications world-wide. 6

We Have Assembled an Experienced Team to Execute Business and Clinical Objectives Intrinsic Medicine Leadership Intrinsic Medicine Board of Directors Emil Chuang, MD Jason Ferrone, JD Alex Martinez, JD Patrick Gray Joan Stafslien, JD CMO President & COO Chairman & CEO Independent Independent Director Nominee Director Nominee Fmr: Head of Clinical Fmr: VP, Regulatory Affairs, IONIS Fmr: Director, Current: Director, Tmunity Current: Director, RA Translational Science, Corporate Dev., IONIS Medical and Millennium Gastroenterology, Takeda Fmr: VP, Patents and Fmr: Director, Dicerna Health Corporate Development, Fmr: Attorney, (acquired by Novo), Lead Fmr: Global Clinical Lead – GI, IONIS WILSON SONSINI Partner PwC Fmr: General Counsel, Nestle Health Science Nuvasive and CareFusion 7

All Patients THE PROBLEM Approved GBA Treatments Have Significant Limitations Side Effect Burden Safe & Tolerable • Polarizing mechanisms WARNING: RISK OF SERIOUS DEHYDRATION IN PEDIATRIC PATIENTS See full prescribing information for complete lead to side effects and boxed warning. tolerability issues WARNING: SERIOUS GASTROINTESTINAL ADVERSE REACTIONS See full prescribing information for complete boxed warning. Limited Patients 8

CURRENT IBS MARKET Supports >$1B Approved Drugs Despite Safety, Tolerability and Efficacy Limitations IBS-C: IBS-D: IBS-M: 1 ~5M US sufferers ~5M US sufferers ~5M US sufferers 2 3 >$1B annual sales >$1.6B annual sales No approved drugs 18+ use 18+ use Black box safety warning Average 10 weeks relief/per for diarrhea and dehydration use (Max 3 uses) C.Diff associated diarrhea risk 1. As of December 2021, there are approximately five to six million people with IBS-C in the United States based on the Rome IV diagnostic criteria. 9 2. AbbVie Inc. - February 18, 2022 - 10-K: Annual report for year ending December 31, 2021. Linzess is commercialized by Ironwood Pharmaceuticals, Inc., and AbbVie Inc. 3. Bausch Health Companies Inc. - February 23, 2022 - 10-K: Annual report for year ending December 31, 2021. Xifaxan is commercialized by Salix Pharmaceuticals, Inc., a subsidiary of Bausch Health Companies Inc.

All Patients Intrinsic Medicine’s Lead Candidate THE SOLUTION 10 million US patients* No toxicities to date Microbiome effects Competitors’ Problems are Modulates inflammation Intrinsic’s Opportunities Side Effect Burden Safe & Tolerable • Potential safety, WARNING: RISK OF SERIOUS DEHYDRATION IN PEDIATRIC PATIENTS See full prescribing information for complete tolerability, and efficacy boxed warning. differentiation WARNING: SERIOUS GASTROINTESTINAL ADVERSE REACTIONS See full prescribing information for complete boxed warning. Limited Patients 10 *Estimated based on the adult population reported in the 2020 U.S. Census and an approximately 5.0% prevalence rate among adults, IBS-C and IBS-D is estimated to affect over 10 million patients in the United States, alone.

INTRINSIC MEDICINE PIPELINE

Three Lead Programs, Produced with Scalable Synthetic Biology

INTRINSIC MEDICINE

Candidate	Research	IND-Enabling	Phase 1	Phase 2	Phase 3	Next Anticipated Milestone
OM002 (2'FL)	IBS – C*					Initiate Phase 2 clinical trial under an approved protocol in Australia in 1H:23; Submit IND to expand Phase 2 into US after completion of confirmatory toxicology study in 1H:23
	IBS - D					File additional protocol under IND in 2023
OM001 (3'SL)	RA & oJIA					Submit IND to support Phase 1b initiation in adult RA patients
	AD					Conduct pre-IND interaction with FDA to support pilot AD trial
	ASD					Conduct pre-IND interaction with FDA to support pilot ASD trial
OM003 (6'SL)	ASD					Preclinical research and pre-IND to support pilot ASD trial
	Pain					Preclinical research and pre-IND to support pilot pain trial

IBS-C – Irritable Bowel Syndrome – Constipation; IBS-D – Irritable Bowel Syndrome – Diarrhea; RA – Rheumatoid Arthritis; oJIA – oligoarticular Juvenile Idiopathic Arthritis; AD - Atopic Dermatitis; ASD – Autism Spectrum Disorder

*In addition to our plan to initiate our first clinical trial in Australia, in accordance with the feedback we received during a pre-IND interaction with the FDA Division of Gastroenterology, we plan to undertake a confirmatory IND-enabling toxicology study, to be commenced following the closing of this offering, prior to expanding this clinical trial under an IND in the United States.

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OM002 (2'FL) MECHANISM

Modulates All Central Drivers of IBS


J
LNnT
D-FL
A
G
I
6'SL
DSLNT
2'-FL
LNT
LSTc
LNFP I
F

Microbiome Effects

- Increases beneficial microbes
- Reduces pathogenic microbes

Direct Effects

- Reduces inflammation
- Reduces gut permeability aka "leaky gut"
- Normalizes stool frequency and consistency

Gut Metabolome

- Increases production of drug-like metabolites (SCFAs, Kynurenic acid)

Figure adapted from Walsh, C. et al. From lab bench to formulated ingredient: Characterization, production, and commercialization of human milk oligosaccharides. Journal of Functional Foods.72 (2020) https://doi.org/10.1016/j.jff.2020.104052.

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OPEN-LABEL CLINICAL DATA OF 2’FL DOMINANT MIXTURE Clinically-Significant Improvements in All IBS Subtypes Changes in Overall IBS Severity Score (IBS-SSS, 0-500 scale) Change in Total % of Abnormal Consistency Stools Severe IBS Moderate IBS Mild IBS *Significantly reduced total % of abnormal stools (diarrhea + constipation) compared with baseline at P<0.0001. *Significantly different from baseline at p<0.0001. Error bars: 95% CI. 13 Palsson, O. et al. Human Milk Oligosaccharides Support Normal Bowel Function and Improve Symptoms of Irritable Bowel Syndrome: A Multicenter, Open-Label Trial. Clinical and Translational Gastroenterology. 2020;11:e00276. https://doi.org/10.14309/ctg.0000000000000276

OPEN-LABEL CLINICAL DATA OF 2’FL DOMINANT MIXTURE Effects on Abdominal Pain and Bloating In Excess of Placebo Response in Controlled Studies Changes in Abdominal Pain and Bloating Severity Linzess (linaclotide) 12 weeks from Baseline 1 N=136 IBS-C N=84 IBS-C 1 Intervention was a 4:1 blend of the active ingredient in OM002, 2’FL, and second oligosaccharide, LNnT, covered by Intrinsic’s IP *Significantly different from baseline at P<0.0001. Error bars: 95% confidence interval. 1 As the data presented is based on a cross-trial comparison and not a head-to-head clinical trial, such comparisons may not be reliable due to differences in study protocols, conditions and patient populations. Accordingly, cross-trial comparisons may not be reliable predictors of the relative efficacy or other characteristics of our candidates compared to others presented. 14 Palsson, O. et al. Human Milk Oligosaccharides Support Normal Bowel Function and Improve Symptoms of Irritable Bowel Syndrome: A Multicenter, Open-Label Trial. Clinical and Translational Gastroenterology. 2020;11:e00276. Johnston, J. et al. Linaclotide Improves Abdominal Pain and Bowel Habits in a Phase Iib Study of Patients With Irritable Bowel Syndrome With Constipation. Gastroenterology. 2010; 139:1877-1886. Bloating Severity Abdominal Pain

OM002 IBS-C CLINICAL PROGRAM Guided by IBS Key Opinion Leaders Brian E. Lacy, MD, PhD Nicholas J. Talley, MD, PhD Mayo Clinic, Jacksonville, FL University of Newcastle, Australia, Mayo Clinic and UNC Chapel Hill • Author of the American College of Gastroenterology Treatment Guidelines for IBS • Distinguished Laureate Professor, • Co-Chairman for the Rome IV Committee Pro Vice-Chancellor, Global Research on Functional Bowel Disorders • Editor-in-Chief, Medical Journal of Australia • Co-Editor in Chief of the American Journal of Gastroenterology. • Neurogastroenterologist focused on gut-brain axis • Former Editor in Chief of Clinical and Translational disorders with 1000 peer-reviewed papers Gastroenterology. Anthony J. Lembo, MD Purna Kashyap, MB BS, PhD Beth Israel Deaconess Medical Center, Mayo Clinic, Rochester, MN Harvard Medical School • Professor of Medicine and Physiology • Co- Director of the Microbiome program • Director of GI Motility and Functional Bowel Disorder and High-Definition Therapeutics program Program, BIDMC • Director of the germ-free mouse facility • Professor of Medicine, Harvard Medical School • Focus on IBS, Chronic Idiopathic Constipation and placebo effects • IBS drug development expert (Led Linzess program) Baharak Moshiree, MD University of North Carolina, Atrium Health, Charlotte, NC • Professor of Medicine and Director of Motility, in the Division of Gastroenterology • Focus on the management of functional bowel disorders such as IBS, pelvic floor disorders and other motility disturbances 15

>5M Adults, Children, and Adolescents in US OM002 PHASE 2B INDICATION: IBS-C A Prevalent, Debilitating, Significant Daily Burden: Gas and bloating and Underserved GBA Abdominal pain Disorder Nausea Straining, infrequent stool and inability to completely empty 16

IBS-C COMPETITIVE LANDSCAPE OM002 Positioned to Redefine Treatment FDA Approved Therapeutics Investigational Therapeutics* ® ® ® ® ® ® ® Zelnorm Amitiza Linzess Trulance Ibsrela Olorinab Blautix OM002 (2’FL) (tegaserod) (lubiprostone) (linaclotide) (plecanatide) (tenapanor) (APD371) SVT-1B149 SMP-100 4d Pharma Plc Intrinsic Alfasigma Takeda Ironwood Salix Ardelyx Arena Year Phase 2 Phase 2b Entering Phase 1 Phase 1 Approved / 2002 2008 2012 2017 2019 Complete Ongoing Phase 2b Ongoing Ongoing Status *As of April 25, 2022 17

IM-OM002-101 Our Phase 2b Study in IBS-C A Phase 2, Double-Blind, Placebo-Controlled, Multiple Dose, Dose-Ranging Study to Assess the Safety and Efficacy of OM002 Administered Orally to Subjects with Irritable Bowel Syndrome with Constipation Study Components Primary Objective • 417 Subjects with IBS-C according • Composite Weekly Responder to Rome IV Criteria Endpoint compared to Placebo • Two OM002 Dosing Cohorts • ≥1 Complete Spontaneous (5 and 10g daily), one placebo Bowel Movement (CSBM) • Randomized 1:1:1 • >30% Improvement in Daily Worst Abdominal Pain • Powered for statistical significance 2 weeks 2 weeks 12 weeks Run-in Treatment Follow Up 18

IM-OM002-101 Expansion and Pivot Indications Built Into Single Phase 2b study OM002 Phase 2b End Points Abdominal CSBM Pain If positive only on abdominal pain = visceral pain drug potential + - If positive only on CSBM = chronic idiopathic constipation (CIC) drug potential - + If positive on both = new potential IBS-C market leader; plus, expansion opportunity + + for CIC 19

OM002 Development Well Underway

All Domains Advancing to Support Clinical Program

INTRINSIC MEDICINE

Clinical Development

Phase 2b protocol developed with KOLs

Regulatory

OM002 Phase 2b study approved in AU

PreIND completed in Q2 2021 with FDA with guidance for IND in the US

Clinical Supply

Fill/Finish underway with full 390kg OM002 (2'FL) supplied by FrieslandCampina

Clinical supply labeling and distribution vendor under contract

Clinical Operations

AU CRO selected, contracts negotiated

US/ROW CRO selected, contracts negotiated

Bioanalytical

Bioanalytical methods development and validation in process to support all clinical and non-clinical studies

Non-Clinical

Confirmatory IND-enabling toxicology studies scheduled to begin Q3 2022

CRO selected and under contract

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INTRINSIC MEDICINE PIPELINE

Three Lead Programs, Produced with Scalable Synthetic Biology

Candidate	Research	IND-Enabling	Phase 1	Phase 2	Phase 3	Next Anticipated Milestone
OM002 (2'FL)	IBS – C*					Initiate Phase 2 clinical trial under an approved protocol in Australia in 1H:23; Submit IND to expand Phase 2 into US after completion of confirmatory toxicology study in 1H:23
	IBS - D					File additional protocol under IND in 2023
OM001 (3'SL)	RA & oJIA					Submit IND to support Phase 1b initiation in adult RA patients
	AD					Conduct pre-IND interaction with FDA to support pilot AD trial
	ASD					Conduct pre-IND interaction with FDA to support pilot ASD trial
OM003 (6'SL)	ASD					Preclinical research and pre-IND to support pilot ASD trial
	Pain					Preclinical research and pre-IND to support pilot pain trial

IBS-C – Irritable Bowel Syndrome – Constipation; IBS-D – Irritable Bowel Syndrome – Diarrhea; RA – Rheumatoid Arthritis; oJIA – oligoarticular Juvenile Idiopathic Arthritis; AD - Atopic Dermatitis; ASD – Autism Spectrum Disorder

*In addition to our plan to initiate our first clinical trial in Australia, in accordance with the feedback we received during a pre-IND interaction with the FDA Division of Gastroenterology, we plan to undertake a confirmatory IND-enabling toxicology study, to be commenced following the closing of this offering, prior to expanding this clinical trial under an IND in the United States.

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OM001 (3'SL)

Preclinical Data Support Multi-Indication Potential

Brain, Behavior, And Immunity

The prebiotics 3′ Sialyllactose and 6′ diminish stressor-induced anxiety-like behavior and colonic microbiota alterations: Evidence for the effects on the gut-brain axis


No Stress
Control Diet
SDR Stressor
Control Diet
SDR Stressor
3' SL

British Journal of Pharmacology

3′-Sialyllactose as an inhibitor of p65 phosphorylation ameliorates the progression of experimental rheumatoid arthritis


Con
CIA
CIA + Lactose
CIA + Salic acid
CIA + 3′-SL (500 mg·kg⁻¹)
CIA + MTX (1 mg·kg⁻¹)
Clinical score
0
2
4
6
8
1
22
24
28
32
34
36
38
40
42
44
46
48 (day)

SCIENTIFIC REPORTS natureresearch

3′-Sialyllactose prebiotics prevents skin inflammation via regulatory T cell differentiation in atopic dermatitis mouse models


Control
AD
3′-SL (50 mg/kg)
3′-SL (100 mg/kg)
3′-SL (250 mg/kg)
Keto (10 mg/kg)
Ear thickness (mm)
0.0
0.4
0.8
***
0
1
4
8
12
16
20
24
28
35
Day after induction of AD

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Intrinsic Pipeline and Platform Supported by Experienced Scientific Advisory Board

INTRINSIC MEDICINE



David S. Newburg, PhD
University of Cincinnati

- Focused on glycobiology of Human Milk for 40 years
- Pioneer in understanding of glycobiology at the intersection of the gut mucosa and the microbiota, including the role of human milk oligosaccharides, in the context of inflammation
- Inventor of 2'FL IP in-licensed by Intrinsic for the treatment of IBS and IBD



Ardythe Morrow, PhD
University of Cincinnati
Cincinnati Children's Hospital

- Professor Emerita of Pediatrics and founder and director of the Center for Epidemiology and Biostatistics at Cincinnati Children's Hospital Medical Center
- Expert on human milk and human milk oligosaccharides
- Authored more than 160 publications
- Inventor of 2'FL IP in-licensed by Intrinsic for the treatment of IBS and IBD



Angela Christiano, PhD
Columbia University

- Richard and Mildred Rhodebeck Professor of Dermatology
- Professor of Genetics & Development
- Member, National Academy of Science
- Focused on inherited diseases of the skin through the classical genetic approach relating these findings to basic questions of epidermal biology
- Pioneer in the use of JAK inhibitors to treat alopecia areata



John McCoy, PhD
Chief Scientific Officer, Glycosyn, LLC

- 38 years of experience in biotechnology and pharmaceutical research
- Pioneer of the synthetic biology production of human milk oligosaccharides
- Inventor of 60 issued patents in the area of recombinant gene expression technology, microbial metabolic and fermentation engineering technology

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INVESTMENT SUMMARY Phase 2b Top-Line IBS-C Readout Expected H1:24 Experienced management team and medical & scientific advisory boards Lead program, OM002, is Phase 2b-ready for IBS, informed by open-label efficacy, safety, and tolerability data supporting potential to redefine the standard of care Pipeline of synthetic biology produced Human-identical Milk Oligosaccharides (HiMOs) drug candidates Evaluating research-stage library of future lead candidates Strong intellectual property portfolio: 3 issued patents in the US, granted EU and Canadian patents as well as over 20 pending patent applications world-wide. 24

* Use of Net Proceeds We anticipate that we will use the net proceeds of this offering, along with our existing cash, as follows: • Approximately $10.0m to advance the development of OM002, including initiating our planned Phase 2 clinical trial in patients with IBS-C in Australia and expanding this clinical trial under an IND in the United States upon completion of our below- Use of referenced confirmatory, IND-enabling toxicology study ~$10 Proceeds ~$9.3 • Approximately $1.0m to complete our planned confirmatory, IND-enabling toxicology study to support our IND filing for OM002 • The remainder for clinical development of our drug candidates and other research and development activities, working capital and other general corporate purposes, including the additional ~$1 costs associated with being a public company Advance the development of OM002 We may also use a portion of the net proceeds from this offering to in-license, acquire, or invest in complementary businesses, IND-enabling toxicology study for OM002 technologies, products or assets. However, we have no current plans, Other R&D, working capital, and other commitments or obligations to do so. general corporate purposes 25 *We estimate that we will receive net proceeds of approximately $20.3 million (or approximately $23.7 million if the underwriters’ option to purchase additional shares from us is exercised in full) from the sale of the shares of common stock offered by us in the offering, based on the assumed initial public offering price of $6.0 per share (the midpoint of the price range set forth herein), and after deducting the underwriting discounts and commissions and estimated offering expenses payable by us.

Thank you. 26